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                                                                    Exhibit 23.1

The Board of Directors
Elan Corporation, plc

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the registration statements (Form S-8 No. 333-82285 pertaining to the 1998 Long-Term Incentive Plan and the Stock Incentive Plan, Form S-8 No. 333-34354 pertaining to the 1999 Non-Qualified Stock Option Plan, Form S-8 No. 333-65504 pertaining to the Amended and Restated 1998 Long-Term Incentive Plan, Form S-8 No. 333-92464 pertaining to the Amended and Restated 1998 Long-Term Incentive Plan, Form S-8 No. 333-108327 pertaining to the Amended and Restated 1998 Long-Term Incentive Plan, Form S-3 No. 333-68936 pertaining to 5,214,973 shares common stock which may be offered for sale by the selling stockholders named in such Registration Statement under the Securities Act of 1933, as amended, and Form S-3 No. 333-97117 pertaining to 4,563,444 shares common stock which may be offered for sale by the selling stockholders named in such Registration Statement under the Securities Act of 1933, as amended) of Women First HealthCare, Inc. of our report dated February 10, 2004 with respect to the statement of revenues and direct expenses for the Midrin(R) Product Line of Elan Pharmaceuticals, Inc. (a subsidiary of Elan Corporation, plc) for the period from January 1, 2001 through June 29, 2001, which report appears in the Form 8-K/A (Amendment No. 1) of Women First HealthCare, Inc. dated February 10, 2004.

KPMG

Chartered Accountants
Dublin, Ireland

February 10, 2004